Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Results for the First Quarter of 2021

SACRAMENTO, California, April 16, 2021 / GLOBE NEWSWIRE—Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.829 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced financial results for the quarter ended March 31, 2021. Net income for the quarter ended March 31, 2021 was $4.9 million or $0.29 per share – diluted, compared with net income of $916 thousand or $0.05 per share – diluted for the same period of 2020.

Significant Items for the First Quarter of 2021:

●	The Bank continued to experience significant growth in deposits, which increased $71 million during the quarter.
●	Loans, exclusive of PPP loans increased $19 million during the quarter; a reversal of the decline that occurred throughout 2020.
●	The Company’s net interest margin was 3.46% for the quarter; unchanged from the preceding quarter.
●	COVID-19 related credit concerns have continued to moderate and no provision for loan and lease losses was required.
●

During the first quarter of 2021, our largest nonaccrual borrowing relationship totaling $3.0 million (43% of nonaccrual loans at December 31, 2020) was repaid. The repayment included all principal (including $110 thousand recovery for an amount previously charged-off) $251 thousand of previously unrecorded interest and $80 thousand of reimbursed legal, appraisal and title fees.

Randall S. Eslick, President and CEO commented: “Our first quarter financial performance is a very positive start to the year and our growth in loans and deposits reflects the increased economic activity throughout our markets. The medical response to the pandemic has been quite effective, our concerns of last year regarding asset quality have moderated and our outlook on profitability for 2021 remains upbeat.”

Financial Highlights for the First Quarter of 2021 Compared to Prior Quarter:

●	Net income of $4.9 million ($0.29 per share – diluted) was a decrease of $152 thousand ($0.01 per share – diluted) (3%) from $5.1 million ($0.30 per share – diluted) earned during the prior quarter.
●	Return on average assets decreased to 1.11% compared to 1.14% for the prior quarter.
●	Return on average equity decreased to 11.20% compared to 11.56% for the prior quarter.
●	Net interest income decreased $138 thousand (1%) to $14.4 million compared to $14.6 million for the prior quarter.
●	Net interest margin of 3.46% was unchanged compared to the prior quarter.
●	Average loans totaled $1.140 billion, a decrease of $32 million (11% annualized) compared to average loans for the prior quarter.
●	Average earning assets totaled $1.692 billion, an increase of $18 million (4% annualized) compared to average earning assets for the prior quarter.
●	Average deposits totaled $1.571 billion, an increase of $16 million (4% annualized) compared to average deposits for the prior quarter.
o	Average non-maturing deposits totaled $1.437 billion, an increase of $20 million (6% annualized) compared to the prior quarter.
o	Average certificates of deposit totaled $134.5 million, a decrease of $3.9 million (11% annualized) compared to the prior quarter.
●	The Company’s efficiency ratio was 57.1% compared to 54.8% for the prior quarter.
●

Nonperforming assets at March 31, 2021 totaled $3.9 million or 0.21% of total assets, a decrease of $3.1 million (44%) since December 31, 2020. The decrease in nonperforming assets was due to a $3.0 million nonaccrual borrowing relationship that was repaid during the first quarter of 2021.

●	Book value per common share was $10.50 at March 31, 2021 compared to $10.58 at December 31, 2020.
●	Tangible book value per common share was $9.58 at March 31, 2021 compared to $9.64 at December 31, 2020.

Financial Highlights for the First Quarter of 2021 Compared to the Same Quarter a Year Previous:

●

Net income of $4.9 million was an increase of $4.0 million (437%) from $916 thousand earned during the same period in the prior year. Earnings of $0.29 per share – diluted was an increase of $0.24 (480%) per share from $0.05 per share – diluted earned during the same period in the prior. The prior year was impacted by:

o	$2.9 million provision for loan and lease losses.
o	$1.1 million in non-recurring costs associated with the termination of a technology management services contract and a severance agreement; both previously announced.
●	Return on average assets increased to 1.11% compared to 0.25% for the same period in the prior year.
●	Return on average equity increased to 11.20% compared to 2.14% for the same period in the prior year.
●	Net interest income increased $1.4 million (11%) to $14.4 million compared to $13.0 million for the same period in the prior year.
●	Net interest margin declined to 3.46% compared to 3.86% for the same period in the prior year.
●	Average loans totaled $1.140 billion, an increase of $107 million (10%) compared to average loans for the same period in the prior year.
●	Average earning assets totaled $1.692 billion, an increase of $339 million (25%) compared to average earning assets for the same period in the prior year.
●	Average deposits totaled $1.571 billion, an increase of $327 million (26%) compared to average deposits for the same period in the prior year.
o	Average non-maturing deposits totaled $1.437 billion, an increase of $339 million (31%) compared to the same period in the prior year.
o	Average certificates of deposit totaled $134.5 million, a decrease of $12.7 million (9%) compared to the same period in the prior year.
●	The Company’s efficiency ratio was 57.1% compared to 70.5% for the same period in the prior year.
o	The Company’s efficiency ratio of 70.5% for the first quarter of 2020 included $1.1 million of non-recurring costs, which increased the efficiency ratio by 8.0%.
●	Nonperforming assets at March 31, 2021 totaled $3.9 million or 0.21% of total assets, a decrease of $1.3 million (25%) since March 31, 2020.
●	Book value per common share was $10.50 at March 31, 2021 compared to $9.86 at March 31, 2020.
●	Tangible book value per common share was $9.58 at March 31, 2021 compared to $8.89 at March 31, 2020.

Impact of COVID-19:

●

During 2020, we funded 606 loans totaling $163.5 million under the first Small Business Administration Paycheck Protection Program (“PPP”). We continue to process loan forgiveness applications, and at March 31, 2021, we have 228 loans totaling $79.0 million remaining compared to 487 loans totaling $130.8 million at December 31, 2020.

●

During the first quarter of 2021, we funded an additional 196 loans totaling $38.9 million under the SBA’s second PPP loan program. The application period for the second PPP loan program ends on May 31, 2021.

●

We have experienced significant increases in deposit balances during the past year. All PPP loan funds were deposited into customer accounts at our bank and customer behavior has emphasized savings during the economic slowdown.

●

During the first quarter of 2021, the SBA extended their debt relief program and resumed making principal and interest payments on all of our SBA 7(a) loans which totaled $29.8 million at March 31, 2021. Payment assistance varies by borrower, will continue for no more than eight months and is limited to a maximum $9 thousand per borrower per month.

●	At March 31, 2021, approximately 35% of our workforce is working remotely.
●	As of April 12, 2021, all of our offices have returned to a pre-pandemic operating hours.

Forward-Looking Statements

Bank of Commerce Holdings wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. This news release includes statements by the Company, which describe management’s expectations and developments, which may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the Company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) our concentration in lending tied to real estate exposes us to the adverse effects of material increases in interest rates, declines in the general economy, tightening credit markets or declines in real estate values; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged; and (7) technological changes could expose us to new risks.

TABLE 1
SELECTED FINANCIAL INFORMATION - UNAUDITED
(dollars in thousands except per share data)

	For The Three Months Ended
	March 31,		December 31,
Net income, average assets and average shareholders' equity	2021	2020	2020
Net income	$4,920	$916	$5,072
Average total assets	$1,790,447	$1,454,019	$1,774,937
Average total earning assets	$1,692,281	$1,353,098	$1,674,544
Average shareholders' equity	$178,162	$172,120	$174,520

Selected performance ratios
Return on average assets	1.11%	0.25%	1.14%
Return on average equity	11.20%	2.14%	11.56%
Efficiency ratio	57.1%	70.5%	54.8%

Share and per share amounts
Weighted average shares - basic (1)	16,706	17,695	16,663
Weighted average shares - diluted (1)	16,778	17,747	16,731
Earnings per share - basic	$0.29	$0.05	$0.30
Earnings per share - diluted	$0.29	$0.05	$0.30

	At March 31,		At December 31,
Share and per share amounts	2021	2020	2020
Common shares outstanding (2)	16,876	16,796	16,801
Book value per common share (2)	$10.50	$9.86	$10.58
Tangible book value per common share (2)(3)	$9.58	$8.89	$9.64

Capital ratios (4)
Bank of Commerce Holdings
Common equity tier 1 capital ratio	12.99%	12.02%	13.12%
Tier 1 capital ratio	13.81%	12.85%	13.97%
Total capital ratio	15.87%	14.93%	16.06%
Tier 1 leverage ratio	9.61%	10.78%	9.46%
Tangible common equity ratio (5)	8.91%	10.38%	9.27%

Merchants Bank of Commerce
Common equity tier 1 capital ratio	14.41%	13.66%	14.58%
Tier 1 capital ratio	14.41%	13.66%	14.58%
Total capital ratio	15.66%	14.91%	15.83%
Tier 1 leverage ratio	10.03%	11.45%	9.86%

(1) Excludes unvested restricted shares issued in accordance with the Company's equity incentive plan, as they are non-participative in dividends or voting rights.
(2) Includes unvested restricted shares issued in accordance with the Company's equity incentive plan.

(3) Book value per share is computed by dividing total shareholders’ equity by shares outstanding. Tangible book value per share is computed by dividing total shareholders’ equity less goodwill and core deposit intangible, net by shares outstanding. Management believes that tangible book value per share is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

(4) The Company and the Bank continue to meet all capital adequacy requirements to which they are subject.

(5) Management believes the tangible common equity ratio is a useful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability of the Company to absorb potential losses. The tangible common equity ratio is calculated as total shareholders' equity less goodwill and core deposit intangible, net divided by total assets less goodwill and core deposit intangible, net.

BALANCE SHEET OVERVIEW

As of March 31, 2021, the Company had total consolidated assets of $1.829 billion, gross loans of $1.146 billion, allowance for loan and lease losses (“ALLL”) of $17 million, total deposits of $1.614 billion, and shareholders’ equity of $177 million. Certain amounts for prior periods have been reclassified to conform to the current presentation. The results of reclassifications are not considered material and have no effect on previously reported equity or net income.

TABLE 2
LOAN BALANCES BY TYPE - UNAUDITED
(dollars in thousands)

	At March 31,						At December 31,
		% of		% of	Change			% of
	2021	Total	2020	Total	Amount	%	2020	Total
Commercial	$117,597	10%	$138,870	13%	$(21,273)	(15)%	$115,559	10%
Paycheck Protection Program ("PPP")	117,991	10	—	—	117,991	100%	130,814	11
Commercial real estate:
Construction and land development	32,145	3	34,394	3	(2,249)	(7)%	44,549	4
Non-owner occupied	592,157	52	550,606	53	41,551	8%	550,020	48
Owner occupied	165,367	14	180,765	17	(15,398)	(9)%	172,967	15
Residential real estate:
Individual Tax Identification Number ("ITIN")	27,839	2	31,998	3	(4,159)	(13)%	29,035	3
1-4 family mortgage	54,562	5	62,533	6	(7,971)	(13)%	55,925	5
Equity lines	18,600	2	23,158	2	(4,558)	(20)%	18,894	2
Consumer and other	19,685	2	29,921	3	(10,236)	(34)%	21,969	2
Gross loans	1,145,943	100%	1,052,245	100%	93,698	9%	1,139,732	100%
Deferred (fees) and costs	143		2,129		(1,986)		229
Loans, net of deferred fees and costs	1,146,086		1,054,374		91,712		1,139,961
Allowance for loan and lease losses	(17,027)		(15,067)		(1,960)		(16,910)
Net loans	$1,129,059		$1,039,307		$89,752		$1,123,051

Average loans during the quarter	$1,140,315		$1,033,689		$106,626	10%	$1,172,705
Average loans during the quarter (excluding PPP)	$1,017,123		$1,033,689		$(16,566)	(2)%	$1,024,324
Average yield on loans during the quarter	4.70%		4.80%		(0.10)	(2)%	4.59%
Average yield on loans during the quarter (excluding PPP)	4.60%		4.80%		(0.20)	(4)%	4.67%
Average yield on loans year to date	4.70%		4.80%		(0.10)	(2)%	4.57%
Average yield on loans year to date (excluding PPP)	4.60%		4.80%		(0.20)	(4)%	4.75%

The Company recorded gross loan balances of $1.146 billion at March 31, 2021, compared with $1.052 billion and $1.140 billion at March 31, 2020 and December 31, 2020, respectively, an increase of $94 million and $6 million, respectively. The improving economic environment is reflected in the growth of our gross loans (excluding PPP loans) which increased $19.0 million (8% annualized) during the quarter.

Gross loan balances in the table above include a net fair value discount for loans acquired from Merchants of $810 thousand, $1.5 million and $920 thousand at March 31, 2021, March 31, 2020 and December 31, 2020, respectively. We recorded $110 thousand, $163 thousand and $141 thousand in accretion of the discount for these loans during the quarters ended March 31, 2021, March 31, 2020 and December 31, 2020, respectively.

We have funded 802 loans totaling $202.4 million under the two PPP loan programs through March 31, 2021.

First PPP Loan Program

We originated 606 loans totaling $163.5 million in the first PPP loan program. At March 31, 2021, we have 228 loans totaling $79.0 million in the program. The majority of the loans under the first program have a two-year term over which the loan fee income (net of loan origination costs) is earned. When a PPP loan is repaid prior to maturity, all unamortized fees and cost associated with the loan are accelerated into income. During the current quarter, 259 loans totaling $51.8 million were repaid and we recognized $1.0 million in accelerated net fee income compared to 119 loans repaid totaling $32.7 million and $664 thousand in accelerated net fee income in the prior quarter. At March 31, 2021, net loan fees totaling $842 thousand remain to be earned and we anticipate that most of it will be recognized during the second quarter of 2021.

Second PPP Loan Program

During the first quarter of 2021, the SBA announced a second PPP loan program. The SBA’s second PPP loan program provides first draw PPP loans to borrowers who were ineligible under the first PPP loan program (sole proprietors, ITIN business owners, small business owners with non-fraud felony convictions and small business owners who have struggled with student loan debt) and allows second draw PPP loans to qualifying businesses that received a first draw under SBA’s first PPP loan program. The loans are available until May 31, 2021, are limited to $2 million, have a five-year term and SBA has increased the lender fees for loans under $50 thousand to incentivize lenders to work with smaller borrowers. We have originated 196 loans totaling $38.9 million in the new program and we have an additional 52 applications totaling $9.3 million in process at March 31, 2021. Of the 196 loans we originated in the second program, 158 were made to borrowers receiving their second draw PPP loan.

We anticipate that the loans in the second PPP loan program will have a lower yield as loan net fee income will be recognized over a five-year term instead of the two-year term of the first program. Borrowers may submit a loan forgiveness application after using the loan proceeds and submitting an application for forgiveness of their first PPP loan. As of March 31, 2021, we have not accepted any forgiveness applications for loans funded in the second program. At March 31, 2021, loan fee income (net of loan origination costs) totaling $1.3 million remains to be earned from the loans in the second PPP loan program.

The following tables provide additional information on the PPP loans by industry and by loan balance at March 31, 2021 for loans in both PPP loan programs.

TABLE 3
PPP LOANS BY INDUSTRY - UNAUDITED
(dollars in thousands)

	At March 31, 2021
	Number	Balance
Construction	70	$55,204
Healthcare and Social Assistance	65	12,166
Professional, Scientific and Tech Services	59	8,161
Accommodation and Food Services	47	8,705
Admin, Support, Waste Management and Remediation Services	14	4,855
Primary Metal Manufacturing	7	3,438
Retail Trade	31	2,232
Other	131	23,230
Total	424	$117,991

TABLE 4
PPP LOANS BY LOAN SIZE - UNAUDITED
(dollars in thousands)

	At March 31, 2021
	Balance	Number	Average Loan Size
$50,000 or less	$3,427	154	$22
$50,001 to $150,000	11,205	136	$82
$150,001 to $350,000	13,895	63	$221
$350,001 to $1,999,999	44,464	58	$767
$2,000,000 or greater	45,000	13	$3,462
Total	$117,991	424	$278

The following table presents the status of our loans in the forgiveness process.

TABLE 5
PPP LOANS FORGIVENESS APPLICATION STATUS - UNAUDITED
(dollars in thousands)

	At March 31, 2021			At December 31, 2020
	Balance	Number	Average Loan Size	Balance	Number	Average Loan Size
Borrower has not started application	$5,425	49	$111	$33,459	185	$181
Borrower is working on application	9,345	65	$144	31,277	136	$230
Borrower has completed application and the bank is reviewing it	6,381	35	$182	43,872	105	$418
Bank has approved application and submitted it to the SBA	57,901	78	$742	22,087	44	$502
Remaining balance for loans partially repaid (1)	4	1	$4	119	17	$7
PPP loans not fully repaid	79,056	228	$347	130,814	487	$269

Repayments	84,437	378	$223	32,679	119	$275
Total PPP loans under first PPP loan program	163,493	606	$270	163,493	606	$270

New originations under second PPP loan program	38,935	196	$199	—	—	$—
Total PPP loans originated by bank	$202,428	802	$252	$163,493	606	$270

(1) Borrowers who participated in the Economic Injury Disaster Loan (“EIDL”) program had their forgiveness payment reduced by their EIDL advance. With the second PPP loan program, this reduction was repealed and the SBA remitted a reconciliation payment for the previously-deducted EIDL advance amounts, plus interest.

TABLE 6
CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES - UNAUDITED
(dollars in thousands)

	At March 31,						At December 31,
		% of		% of	Change			% of
	2021	Total	2020	Total	Amount	%	2020	Total
Cash and due from banks	$20,053	3%	$21,127	6%	$(1,074)	(5)%	$19,875	4%
Interest-bearing deposits in other banks	74,804	12	22,813	7	51,991	228%	87,111	16
Total cash and cash equivalents	94,857	15	43,940	13	50,917	116%	106,986	20

Investment securities:
U.S. government and agencies	31,060	5	36,043	11	(4,983)	(14)%	32,994	6
Obligations of state and political subdivisions	128,841	21	63,263	19	65,578	104%	108,366	20
Residential mortgage backed securities and collateralized mortgage obligations	277,547	46	160,439	50	117,108	73%	240,478	42
Corporate securities	—	—	2,983	1	(2,983)	(100)%	—	—
Commercial mortgage backed securities	38,582	6	17,428	5	21,154	121%	28,074	5
Other asset backed securities	41,345	7	4,921	1	36,424	740%	36,968	7
Total investment securities - AFS	517,375	85	285,077	87	232,298	81%	446,880	80

Total cash, cash equivalents and investment securities	$612,232	100%	$329,017	100%	$283,215	86%	$553,866	100%

Average yield on interest-bearing due from banks during the quarter	0.11%		1.31%		(1.20)		0.12%
Average yield on investment securities during the quarter -nominal	1.84%		2.74%		(0.90)		2.06%
Average yield on investment securities during the quarter - tax equivalent	1.96%		2.84%		(0.88)		2.19%

As of March 31, 2021, we maintained noninterest-bearing cash positions of $20.1 million and interest-bearing deposits of $74.8 million at the Federal Reserve Bank and correspondent banks. During the current quarter, we successfully invested a large portion of our increased liquidity into our investment portfolio.

Unprecedented deposit growth during the last year as a result of PPP programs and customer behavior, which has placed a greater emphasis on savings since the start of the pandemic combined with the need to deploy excess cash, has led to a significant increase in the size of our investment securities portfolio. Investment securities totaled $517.4 million at March 31, 2021, compared with $285.1 million and $446.9 million at March 31, 2020 and December 31, 2020, respectively. During the first quarter of 2021, we purchased securities with a par value of $111.1 million and weighted average yield of 1.56% (1.62% tax equivalent) and sold securities with a par value of $11.6 million and weighted average yield and tax equivalent yield of (0.19)%. The sales resulted in net realized gain of $7 thousand for the quarter ended March 31, 2021. Investment purchases were comprised primarily of longer duration municipal bonds and lower coupon, moderate-term mortgage backed securities.

Average securities balances for the quarters ended March 31, 2021, March 31, 2020 and December 31, 2020 were $440.6 million, $272.3 million and $377.4 million, respectively. Weighted average yields on securities balances for those same periods were 1.84%, 2.74% and 2.06%, respectively.

At March 31, 2021, our net unrealized gains on available-for-sale investment securities were $4.0 million compared with net unrealized gains of $8.4 million and $10.6 million at March 31, 2020 and December 31, 2020, respectively. The decline in net unrealized gains were due to recent increases in market interest rates.

TABLE 7
DEPOSITS BY TYPE - UNAUDITED
(dollars in thousands)

	At March 31,						At December 31,
		% of		% of	Change			% of
	2021	Total	2020	Total	Amount	%	2020	Total
Demand - noninterest-bearing	$603,991	37%	$419,315	34%	$184,676	44%	$541,033	35%
Demand - interest-bearing	290,687	18	231,276	19	59,411	26%	290,251	19
Money market	425,251	26	314,687	25	110,564	35%	425,121	28
Total demand	1,319,929	81	965,278	78	354,651	37%	1,256,405	82

Savings	160,834	10	133,552	11	27,282	20%	150,695	10
Total non-maturing deposits	1,480,763	91	1,098,830	89	381,933	35%	1,407,100	92

Certificates of deposit	133,630	9	143,557	11	(9,927)	(7)%	135,679	8
Total deposits	$1,614,393	100%	$1,242,387	100%	$372,006	30%	$1,542,779	100%

Total deposits at March 31, 2021, increased $372 million or 30% to $1.614 billion compared to March 31, 2020 and increased $71.6 million or 19% annualized compared to December 31, 2020. Total non-maturing deposits increased $381.9 million or 35% compared to the same date a year ago and increased $73.7 million or 21% annualized compared to December 31, 2020. The increase in non-maturing deposits compared to the same period one year ago was due to PPP loan program disbursements and changes in customer behavior, which is placing greater emphasis on savings during the economic slowdown. Management anticipates that depositor behavior will change later in the year as economic conditions improve and depositors begin to use the cash balances that have accumulated over the past year. Certificates of deposit decreased $9.9 million or 7% compared to the same date a year ago and decreased $2.0 million or 6% annualized compared to December 31, 2020. These decreases reflect our decision to reduce reliance on public deposits and depositor reaction to the low interest rate environment.

The following table presents the average cost of interest-bearing deposits, all deposits and all interest-bearing liabilities for the periods indicated.

TABLE 8
AVERAGE COST OF FUNDS - UNAUDITED
For The Three Months Ended

	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2020	2020	2020	2020	2019	2019	2019
Interest-bearing deposits	0.26%	0.29%	0.36%	0.43%	0.53%	0.56%	0.56%	0.54%
Interest-bearing deposits and noninterest-bearing demand	0.16%	0.19%	0.23%	0.28%	0.35%	0.38%	0.38%	0.37%
All interest-bearing liabilities	0.32%	0.37%	0.44%	0.52%	0.65%	0.68%	0.68%	0.74%
All interest-bearing liabilities and noninterest-bearing demand	0.21%	0.24%	0.29%	0.34%	0.43%	0.46%	0.46%	0.52%

Equity

As detailed in Table 1, management believes the capital ratios remain adequate for the Company’s risk profile.

In late 2019, we announced a program to repurchase 1.0 million common shares which was later increased to 1.5 million common shares. Between October of 2019 and April of 2020, all 1.5 million shares were repurchased at a total cost of $13.6 million including commissions, or an average of $9.11 per share. 1.4 million of the common share repurchases under this plan were made during the first quarter of 2020.

In late 2020, we announced a new share repurchase program to repurchase up to 1.0 million shares of common stock over a period ending December 31, 2021. As of March 31, 2021, no shares have been repurchased under this plan.

INCOME STATEMENT OVERVIEW

TABLE 9
SUMMARY INCOME STATEMENT - UNAUDITED
(dollars in thousands, except per share data)

	For The Three Months Ended
	March 31,		Change		December 31,	Change
	2021	2020	Amount	%	2020	Amount	%
Interest income	$15,240	$14,345	$895	6%	$15,519	$(279)	(2)%
Interest expense	822	1,359	(537)	(40)%	963	(141)	(15)%
Net interest income	14,418	12,986	1,432	11%	14,556	(138)	(1)%
Provision for loan and lease losses	—	2,850	(2,850)	(100)%	—	—	—%
Noninterest income	1,163	892	271	30%	1,016	147	14%
Noninterest expense	8,897	9,783	(886)	(9)%	8,534	363	4%
Income before provision for income taxes	6,684	1,245	5,439	437%	7,038	(354)	(5)%
Provision for income taxes	1,764	329	1,435	436%	1,966	(202)	(10)%
Net income	$4,920	$916	$4,004	437%	$5,072	$(152)	(3)%

Earnings per share - basic	$0.29	$0.05	$0.24	480%	$0.30	$(0.01)	(3)%
Weighted average shares - basic	16,706	17,695	(989)	(6)%	16,663	43	—%
Earnings per share - diluted	$0.29	$0.05	$0.24	480%	$0.30	$(0.01)	(3)%
Weighted average shares - diluted	16,778	17,747	(969)	(5)%	16,731	47	—%
Dividends declared per common share	$0.06	$0.05	$0.01	20%	$0.06	$—	—%

First Quarter of 2021 Compared with the First Quarter of 2020

Net income for the first quarter of 2021 increased $4.0 million compared to the first quarter of 2020. In the current quarter, net interest income was $1.4 million higher, provision for loan and lease losses was $2.9 million lower, noninterest income was $271 thousand higher and noninterest expense was $886 thousand lower. These positive changes were partially offset by a provision for income taxes that was $1.4 million higher.

Net Interest Income

Net interest income increased $1.4 million compared to the same period a year ago.

Interest income for the first quarter of 2021 increased $895 thousand or 6% to $15.2 million.

●

During the first quarter of 2021, we recognized $1.0 million in accelerated net fee income on PPP loans forgiven or repaid during the quarter. These accelerated loan fees increased the average yield on loans for the first quarter of 2021 by 36 basis points.

●	PPP loans had an average balance of $123.2 million and yield of 5.49% (2.20% excluding accelerated fee income).
●	Excluding PPP loans, interest and fees on loans decreased $791 thousand due to a $16.6 million decrease in average loan balances and a 20 basis point decrease in average yield.
●

During the first quarter of 2021, we recognized $251 thousand in nonaccrual interest income as part of the repayment of loans for our largest nonaccrual borrowing relationship. The interest income recognized as part of that repayment increased the average yield on loans for the first quarter of 2021 by 9 basis points.

●	Interest on investment securities increased $143 thousand due to a $168.4 million increase in average securities balances partially offset by a 90 basis point decrease in average yield.
●

Interest on interest-bearing deposits due from banks decreased $125 thousand due to a 120 basis point decrease in average yield that was partially offset by a $64.2 million increase in average interest-bearing deposit balances. During 2020, in response to the economic effects of the COVID-19 pandemic, the Federal Reserve cut short-term interest rates by 150 to 175 basis points and has provided guidance that it expects interest rates to remain low for an extended period of time.

Interest expense for the first quarter of 2021 decreased $537 thousand or 40% to $822 thousand.

●

Interest expense on interest-bearing deposits decreased $446 thousand. Average interest-bearing demand and savings deposit balances increased $198.2 million, while average certificate of deposit balances decreased $12.7 million. The average rate paid on interest-bearing deposits decreased 27 basis points.

●

Average FHLB borrowings were $3.9 million in the current quarter compared to $220 thousand during the same period a year ago. The borrowings bore no interest under a program offered by the FHLB and were fully repaid at March 31, 2021.

●	Interest expense on other term debt decreased $47 thousand. The average debt balance was essentially unchanged, while the average rate paid decreased 187 basis points.
●	Interest expense on junior subordinated debentures decreased $44 thousand. The average debt balance was unchanged, while the average rate paid decreased 170 basis points.

Provision for Loan and Lease Losses

Many of our asset quality concerns from 2020 have moderated. No provision for loan and lease losses was necessary for the current quarter compared to a provision for loan and lease losses of $2.9 million in the same quarter a year ago. Nonaccrual loans decreased 25% since March 31, 2020 primarily due to the repayment of $3.0 million in principal from one commercial real estate loan relationship. Net loan recoveries were $117 thousand for the current quarter compared to net loan charge-offs of $14 thousand during the same period a year ago. Most COVID-19 related loan payment deferrals have ended with limited negative impact on delinquencies. We have however recognized downgrades of certain loans during the current quarter based on year-end financial data received from some borrowers. A more in depth discussion of our provision is provided below under the heading Provision for Loan and Lease Losses.

Noninterest Income

Noninterest income for the three months ended March 31, 2021 increased $271 thousand compared to the same period a year previous. The increase was primarily due to a $221 thousand legal settlement, which was a partial recovery of an investment security impairment loss recorded during the second quarter of 2016.

Noninterest Expense

Noninterest expense for the three months ended March 31, 2021 decreased $886 thousand compared to the same period a year previous. The first quarter of 2020 included $1.1 million in non-recurring costs. Excluding the non-recurring costs, noninterest expense increased $214 thousand primarily due to accruals for incentives made in the current quarter that were not made in the same quarter one year ago.

The Company’s efficiency ratio was 57.1% for the first quarter of 2021. The ratio during the same period in 2020 was 70.5%. The Company’s efficiency ratio of 70.5% for the first quarter of 2020 included $1.1 million of non-recurring costs, which increased the efficiency ratio by 8.0%.

Income Tax Provision

For the three months ended March 31, 2021, our income tax provision of $1.8 million on pre-tax income of $6.7 million was an effective tax rate of 26.4%. The tax provision for the first quarter of the prior year was $329 thousand on pre-tax income of $1.2 million for an effective rate of 26.4%.

First Quarter of 2021 Compared with the Fourth Quarter of 2020

Net income for the first quarter of 2021 decreased $152 thousand compared to the fourth quarter of 2020. In the current quarter, net interest income was $138 thousand lower and noninterest expense was $363 thousand higher. These negative variances were partially offset by noninterest income that was $147 thousand higher and a provision for income taxes that was $202 thousand lower.

Net Interest Income

Net interest income decreased $138 thousand over the prior quarter.

Interest income for the three months ended March 31, 2021 decreased $279 thousand or 2% to $15.2 million.

●

During the first quarter of 2021, we recognized $1.0 million in accelerated net fee income on PPP loans forgiven or repaid during the quarter compared to $664 thousand in the prior quarter. These accelerated loan fees increased the average yield on loans for the first quarter of 2021 and the fourth quarter of 2020 by 36 basis points and 23 basis points, respectively.

●

PPP loans had an average balance of $123.2 million and yield of 5.49% (2.20% excluding accelerated fee income) for the first quarter of 2021 compared to an average balance of $148.4 million and yield of 4.07% (2.29% excluding accelerated fee income) for the prior quarter.

●

Excluding PPP loans, interest and fees on loans decreased $467 thousand due to a $7.2 million decrease in average loan balances, a 7 basis point decrease in average yield and a quarter that was two days shorter.

●

During the first quarter of 2021, we recognized $251 thousand in nonaccrual interest income as part of the repayment of loans for our largest nonaccrual borrowing relationship. The interest income recognized as part of that repayment increased the average yield on loans for the first quarter of 2021 by 9 basis points.

●	Interest on investment securities increased $45 thousand due to a $63.2 million increase in average security balances partially offset by a 3 basis point decrease in average yield.
●	Interest on interest-bearing deposits due from banks decreased $7 thousand due to a $13.1 million decrease in average balances and a 1 basis point decrease in average yield.

Interest expense for the three months ended March 31, 2021 decreased $141 thousand or 15% to $822 thousand.

●

Interest expense on interest-bearing deposits decreased $98 thousand. Average interest-bearing demand and savings deposit balances increased $10.3 million, while average certificates of deposit decreased $3.9 million. The average rate paid on interest-bearing deposits decreased 3 basis points. The first quarter of 2021 was two days shorter than the fourth quarter of 2020.

●

Average FHLB borrowings were $3.9 million in the current quarter compared to $7.1 million in the prior quarter. The borrowings bore no interest under a program offered by the FHLB and were fully repaid at March 31, 2021.

●	Interest expense on other term debt decreased $42 thousand. The average debt balance was essentially unchanged, while the average rate paid decreased 156 basis points.
●	Interest expense on junior subordinated debentures decreased $1 thousand. The average debt balance and average rate paid remained unchanged.

Provision for Loan and Lease Losses

During the first quarter of 2021, our largest nonaccrual borrowing relationship was fully repaid resulting in the collection of $3.0 million in principal, and a $110 thousand recovery for amount charged-off in a prior year. We have however recognized downgrades of certain loans during the current quarter based on year-end financial data from some borrowers. No provision for loan and lease losses was necessary for the current or prior quarter. A more in depth discussion of our provision is provided below under the heading Provision for Loan and Lease Losses.

Noninterest Income

Noninterest income for the three months ended March 31, 2021 increased $147 thousand compared to the prior quarter. The increase was primarily due to a $221 thousand legal settlement, which was a partial recovery of an investment security impairment loss recorded during the second quarter of 2016.

Noninterest Expense

Noninterest expense for the three months ended March 31, 2021 increased $363 thousand compared to the prior quarter. The increase was primarily due to increased payroll tax expense and increased accruals for unused vacation offset by decreased incentive accruals.

The Company’s efficiency ratio was 57.1% for the first quarter of 2021 compared with 54.8% for the prior quarter.

Income Tax Provision

For the three months ended March 31, 2021, our income tax provision of $1.8 million on pre-tax income of $6.7 million was an effective tax rate of 26.4%. The income tax provision for the prior quarter of $2.0 million on pre-tax income of $7.0 million was an effective tax rate of 27.9%.

The tax provision of $2.0 million for the prior quarter included $132 thousand applicable to earlier quarters, as deductible operating losses and tax credits from our low-income housing partnerships were lower than anticipated. The effective tax rate excluding this $132 thousand was 26.1%.

Earnings Per Share

Diluted earnings per share were $0.29 for the three months ended March 31, 2021 compared with diluted earnings per share of $0.05 for the same period a year ago and diluted earnings per share of $0.30 for the prior period. Net income and weighted average shares used to calculate earnings per share – diluted are summarized in Table 9 presented earlier in this press release.

TABLE 10a
NET INTEREST MARGIN - UNAUDITED
(dollars in thousands)

	For The Three Months Ended
	March 31, 2021			March 31, 2020			December 31, 2020
	Average		Yield /	Average		Yield /	Average		Yield /
	Balance	Interest(1)	Rate (6)	Balance	Interest(1)	Rate (6)	Balance	Interest(1)	Rate (6)
Interest-earning assets:
Loans net of PPP (2)	$1,017,123	$11,547	4.60%	$1,033,689	$12,338	4.80%	$1,024,324	$12,014	4.67%
PPP loans (3)	123,192	1,668	5.49%	—	—	—%	148,381	1,518	4.07%
Taxable securities	358,291	1,485	1.68%	237,405	1,582	2.68%	304,242	1,484	1.94%
Tax-exempt securities (4)	82,355	511	2.52%	34,869	271	3.13%	73,207	467	2.54%
Interest-bearing deposits in other banks	111,320	29	0.11%	47,135	154	1.31%	124,390	36	0.12%
Average interest-earning assets	1,692,281	15,240	3.65%	1,353,098	14,345	4.26%	1,674,544	15,519	3.69%
Cash and due from banks	21,744			21,987			22,413
Premises and equipment, net	15,001			15,753			15,162
Goodwill	11,671			11,671			11,671
Other intangible assets, net	3,934			4,701			4,126
Other assets	45,816			46,809			47,021
Average total assets	$1,790,447			$1,454,019			$1,774,937

Interest-bearing liabilities:
Interest-bearing demand	$295,388	58	0.08%	$233,375	100	0.17%	$283,213	57	0.08%
Money market	425,113	195	0.19%	307,587	403	0.53%	430,014	237	0.22%
Savings	154,199	48	0.13%	135,504	118	0.35%	151,223	53	0.14%
Certificates of deposit	134,520	338	1.02%	147,241	464	1.27%	138,380	390	1.12%
Federal Home Loan Bank of San Francisco ("FHLB") borrowings	3,889	—	—%	220	—	0.21%	7,120	—	—%
Other borrowings	10,000	137	5.56%	9,963	184	7.43%	9,999	179	7.12%
Junior subordinated debentures	10,310	46	1.81%	10,310	90	3.51%	10,310	47	1.81%
Average interest-bearing liabilities	1,033,419	822	0.32%	844,200	1,359	0.65%	1,030,259	963	0.37%
Noninterest-bearing demand	562,155			420,847			552,601
Other liabilities	16,711			16,852			17,557
Shareholders’ equity	178,162			172,120			174,520
Average liabilities and shareholders’ equity	$1,790,447			$1,454,019			$1,774,937
Net interest income and net interest margin (5)		$14,418	3.46%		$12,986	3.86%		$14,556	3.46%

(1) Interest income on loans, net of PPP includes net fees and costs of approximately $204 thousand, $257 thousand, and $85 thousand for the three months ended March 31, 2021 and 2020 and December 31, 2020, respectively. Interest income on PPP loans includes net fees and costs of $1.4 million and $1.1 million for the three months ended March 31, 2021 and December 31, 2020, respectively.

(2) Loans, net of PPP includes average nonaccrual loans of $6.2 million, $5.5 million and $7.2 million for the three months ended March 31, 2021 and 2020 and December 31, 2020, respectively.
(3) PPP loans represent average gross loans and excludes deferred fees and costs.
(4) Interest income and yields on tax-exempt securities are not presented on a taxable equivalent basis.

(5) Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income for the three months ended March 31, 2021 and 2020 and December 31, 2020 included $110 thousand, $163 thousand and $141 thousand in accretion of the discount on the loans acquired from Merchants Holding Company, which improved the net interest margin by four, six and five basis points, respectively.

(6) Yields and rates are calculated by dividing the income or expense by the average balance of the assets or liabilities, respectively.

TABLE 11
ALLOWANCE FOR LOAN AND LEASE LOSSES ROLL FORWARD AND IMPAIRED LOAN TOTALS - UNAUDITED
(dollars in thousands)

	For The Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
ALLL beginning balance	$16,910	$16,873	$16,089	$15,067	$12,231
Provision for loan and lease losses charged to expense	—	—	1,100	1,300	2,850
Loans charged-off	(90)	(86)	(502)	(356)	(169)
Loan and lease loss recoveries	207	123	186	78	155
ALLL ending balance	$17,027	$16,910	$16,873	$16,089	$15,067

	At March 31,	At December 31,	At September 30,	At June 30,	At March 31,
	2021	2020	2020	2020	2020
Nonaccrual loans:
Commercial	$1,520	$1,535	$1,549	$7	$39
Commercial real estate:
Non-owner occupied	626	640	1,712	1,717	—
Owner occupied	95	3,094	3,100	2,992	3,103
Residential real estate:
ITIN	1,529	1,585	1,574	1,738	1,878
1-4 family mortgage	137	141	145	180	184
Consumer and other	17	18	18	37	39
Total nonaccrual loans	3,924	7,013	8,098	6,671	5,243
Accruing troubled debt restructured loans:
Commercial	494	498	531	592	592
Residential real estate:
ITIN	3,420	3,466	3,597	3,642	3,891
Equity lines	121	126	131	221	226
Total accruing restructured loans	4,035	4,090	4,259	4,455	4,709
Total impaired loans	$7,959	$11,103	$12,357	$11,126	$9,952
Gross loans at period end	$1,145,943	$1,139,732	$1,206,065	$1,206,340	$1,052,245
Impaired loans to gross loans	0.69%	0.97%	1.02%	0.92%	0.95%
Impaired loans to gross loans (excluding PPP) (1)	0.77%	1.10%	1.19%	1.07%	0.95%
Nonaccrual loans to gross loans	0.34%	0.62%	0.67%	0.55%	0.50%
Nonaccrual loans to gross loans (excluding PPP) (2)	0.38%	0.70%	0.78%	0.64%	0.50%
Allowance for loan and lease losses as a percent of:
Gross loans	1.49%	1.48%	1.40%	1.33%	1.43%
Gross loans (excluding PPP) (3)	1.66%	1.68%	1.62%	1.54%	1.43%
Nonaccrual loans	433.92%	241.12%	208.36%	241.18%	287.37%
Impaired loans	213.93%	152.30%	136.55%	144.61%	151.40%

(1) Impaired loans to gross loans (excluding PPP) is computed by dividing the impaired loans by total gross loans excluding gross PPP loans. Management believes that the ratio excluding PPP loans is meaningful when comparing to periods that do not include PPP loans, which are guaranteed by the SBA, and are expected to be forgiven and repaid by the SBA.

(2) Nonaccrual loans to gross loans (excluding PPP) is computed by dividing the nonaccrual loans by total gross loans excluding gross PPP loans. Management believes that the ratio excluding PPP loans is meaningful when comparing to periods that do not include PPP loans, which are guaranteed by the SBA, and are expected to be forgiven and repaid by the SBA.

(3) ALLL to gross loans (excluding PPP) is computed by dividing the ALLL by total gross loans excluding gross PPP loans. Management believes that the ratio excluding PPP loans is meaningful when comparing to periods that do not include PPP loans, which are guaranteed by the SBA, and are expected to be forgiven and repaid by the SBA.

Provision for Loan and Lease Losses

We monitor credit quality and the general economic environment to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolio. Our review of ALLL adequacy utilizes both quantitative and qualitative factors. The quantitative analysis relies on historical loss rates which, unfortunately, may not be indicative of potential losses related to a pandemic such as we are currently experiencing with COVID-19. In response to quantitative data deficiencies, we have placed greater reliance on qualitative factors (Q-Factors).

Many of our COVID-19 related credit concerns have moderated and no provision for loan and lease losses was required during the first quarter of 2021. Nonaccrual loans decreased 43% since December 31, 2020 due to the repayment of $3.0 million in principal from one commercial real estate loan relationship. Net loan loss recoveries were $117 thousand during the first quarter of 2021 and most of our borrowers who received a COVID-19 related loan payment deferral have resumed making their payments. We have however recognized downgrades of certain loans during the current quarter based on year-end financial data received from some borrowers. Approximately half of the loan balance for the loans downgraded are from SBA 504 loans. No provision for loan and lease losses was necessary for the current quarter or the prior quarter compared to a provision for loan and lease losses of $2.9 million in the same quarter a year ago.

During the current quarter, we adjusted our Q-Factor for economic conditions to reflect our more positive outlook on the economy. Our ALLL methodology, adjusted for the revised Q-Factor and the changes in loan quality metrics discussed above supported an ALLL of $17.0 million at March 31, 2021, an increase of 1% compared to our ALLL of $16.9 million at December 31, 2020 and an increase of 13% compared to our ALLL of $15.1 million at March 31, 2020. Management believes the Company’s ALLL is adequate at March 31, 2021. There is, however, no assurance that future loan and lease losses will not exceed the levels provided for in the ALLL and could possibly result in future charges to the provision for loan and lease losses.

At March 31, 2021, the recorded investment in loans classified as impaired totaled $8.0 million, with a corresponding specific reserve of $188 thousand compared to impaired loans of $11.1 million, with a corresponding specific reserve of $192 thousand at December 31, 2020 and impaired loans of $10.0 million with a corresponding specific reserve of $318 thousand at March 31, 2020. The decrease in impaired loans during the current quarter resulted from the repayment of a $3.0 million nonaccrual borrowing relationship.

TABLE 12
TROUBLED DEBT RESTRUCTURINGS - UNAUDITED
(dollars in thousands)

	At March 31,	At December 31,	At September 30,	At June 30,	At March 31,
	2021	2020	2020	2020	2020
Nonaccrual	$1,947	$2,007	$2,063	$2,194	$1,611
Accruing	4,035	4,090	4,259	4,455	4,709
Total troubled debt restructurings	$5,982	$6,097	$6,322	$6,649	$6,320

Troubled debt restructurings as a percent of:
Gross loans	0.52%	0.53%	0.52%	0.55%	0.60%
Gross loans (excluding PPP) (1)	0.58%	0.60%	0.61%	0.64%	0.60%

(1) Troubled debt restructuring to gross loans (excluding PPP) is computed by dividing troubled debt restructurings by total gross loans excluding gross PPP loans. Management believes that the ratio excluding PPP loans is meaningful when comparing to periods that do not include PPP loans, which are guaranteed by the SBA, and are expected to be forgiven and repaid by the SBA.

There were no new troubled debt restructurings during the three months ended March 31, 2021. As of March 31, 2021, we had 90 loans that were classified as troubled debt restructurings, of which 88 were performing according to their restructured terms. Of the 90 troubled debt restructurings, 82 were ITIN loans totaling $4.7 million which are serviced by a third party.

Troubled Debt Restructuring Guidance

Financial institution regulators and the CARES Act have changed the treatment of short-term loan modifications for borrowers impacted by COVID-19. The change provides that modifications made in response to COVID-19, to borrowers under certain circumstances, should not be considered a troubled debt restructuring.

We have responded to the needs of our borrowers in accordance with the CARES Act and regulatory guidance to grant short-term COVID-19 related loan modifications. These modified loans are not troubled debt restructurings and are not considered to be past due or non-performing. We have granted payment deferrals ranging from one to six months determined on a case-by-case basis considering the nature of the business and the impact of COVID-19. For some borrowers that where initially granted a payment deferral of less than six months, we have granted an additional payment deferral period on a case-by-case basis.

We maintain close contact with our borrowers to update our understanding of the impact of the pandemic on them, their businesses and the underlying collateral for our loans. For borrowers who continue to have been granted a loan payment deferral, we have evaluated their credit quality position and the potential for loss of principal.

Most of the loan payment deferrals have ended and borrowers have resumed making payments. At March 31, 2021, there were 26 loans totaling $4.1 million with a payment deferral compared to 82 loans totaling $9.5 million at December 31, 2020.

Loans with a payment deferral at March 31, 2021 consisted of two SBA 504 commercial real estate loans totaling $2.9 million, a $2 thousand consumer loan, and 23 loans totaling $1.2 million that are serviced by others. The loans serviced by others are small residential mortgages and consumer home improvement loans that are geographically disbursed throughout the United States and serviced by third parties.

Past Due Loans

Past due loans as of March 31, 2021 decreased $2.7 million to $3.8 million, compared to $6.5 million as of March 31, 2020 and decreased $1.6 million compared to $5.4 million as of December 31, 2020. The decreases in past due loans was primarily due to collection of our largest nonaccrual borrowing relationship totaling $3.0 million that was repaid in the current quarter and a $1.1 million commercial real estate loan that was repaid in the prior quarter.

Past due loans included seven loans totaling $3.3 million at March 31, 2021, that were previously granted payment deferrals:

●	Three loans that are guaranteed under the California Capital Access Program for Small Business;
o	$1.4 million for two commercial loans on nonaccrual status made to one borrower and
o	$101 thousand for one commercial loan secured by residential real estate.
●	$626 thousand for one commercial real estate loan on nonaccrual status that is a troubled debt restructured loan.
●	$1.1 million for one commercial real estate loan that was fully repaid on April 1, 2021.
●	$72 thousand for two ITIN loans.

The following table presents nonperforming assets at the dates indicated.

TABLE 13
NONPERFORMING ASSETS - UNAUDITED
(dollars in thousands)

	At March 31,	At December 31,	At September 30,	At June 30,	At March 31,
	2021	2020	2020	2020	2020
Total nonaccrual loans	$3,924	$7,013	$8,098	$6,671	$5,243
90 days past due and still accruing	—	—	—	—	2
Total nonperforming loans	3,924	7,013	8,098	6,671	5,245

Other real estate owned ("OREO")	—	8	8	8	8
Total nonperforming assets	$3,924	$7,021	$8,106	$6,679	$5,253

Gross loans	$1,145,943	$1,139,732	$1,206,065	$1,206,340	$1,052,245
PPP loans (1)	117,991	130,814	163,493	162,189	—
Total gross loans, net of PPP loans	$1,027,952	$1,008,918	$1,042,572	$1,044,151	$1,052,245

Nonperforming loans to gross loans	0.34%	0.62%	0.67%	0.55%	0.50%
Nonperforming loans to gross loans (excluding PPP) (2)	0.38%	0.70%	0.78%	0.64%	0.50%
Nonperforming assets to total assets	0.21%	0.40%	0.47%	0.39%	0.36%

(1) PPP loans are fully guaranteed by SBA and no allowance is provided for them.

(2) Nonperforming loans to gross loans (excluding PPP) is computed by dividing nonperforming loans by total gross loans excluding gross PPP loans. Management believes that the ratio excluding PPP loans is meaningful when comparing to periods that do not include PPP loans, which are guaranteed by the SBA, and are expected to be forgiven and repaid by the SBA.

The following table summarizes when loans are projected to reprice by year and rate index as of March 31, 2021.

TABLE 14
LOANS BY RATE INDEX AND PROJECTED REPRICING PERIOD - UNAUDITED
(dollars in thousands)

	At March 31, 2021
						Years 6
						Through	Beyond
Rate Index:	Year 1	Year 2	Year 3	Year 4	Year 5	Year 10	Year 10	Total
Fixed	$78,882	$106,343	$57,826	$45,797	$41,390	$187,744	$38,332	$556,314
Variable:
Prime	70,560	5,540	5,402	6,957	6,722	954	—	96,135
5 Year Treasury	47,993	66,128	60,511	94,813	102,025	55,762	—	427,232
7 Year Treasury	2,914	4,502	5,347	—	—	—	—	12,763
1 Year LIBOR	17,418	—	—	—	—	—	—	17,418
Other Indexes	3,373	1,961	1,801	9,831	2,504	11,386	1,444	32,300
Total accruing variable rate loans	142,258	78,131	73,061	111,601	111,251	68,102	1,444	585,848

Nonaccrual	800	784	728	444	244	780	144	3,924
Total	$221,940	$185,258	$131,615	$157,842	$152,885	$256,626	$39,920	$1,146,086

For variable rate loans, the following table summarizes those that are at or above their floor rate, and those that do not possess a contractual floor rate.

TABLE 15
LOAN FLOORS - UNAUDITED
(dollars in thousands)

	Variable Rate Loans at March 31, 2021
	With Floors			Without
	At Floor Rate	Above Floor Rate	Total	Floors	Total
Prime	$41,635	$6,145	$47,780	$48,355	$96,135
5 year Treasury	355,530	44,466	399,996	27,236	427,232
7 Year Treasury	12,763	—	12,763	—	12,763
1 Year LIBOR	—	709	709	16,709	17,418
Other Indexes	15,041	824	15,865	16,435	32,300
Total accruing variable rate loans	$424,969	$52,144	$477,113	$108,735	585,848

Nonaccrual					3,924
Total variable rate loans					$589,772

TABLE 16
UNAUDITED
CONSOLIDATED BALANCE SHEET
(dollars in thousands, except per share data)

	At March 31,		Change		At December 31,
	2021	2020	$	%	2020
Assets:
Cash and due from banks	$20,053	$21,127	$(1,074)	(5%)	$19,875
Interest-bearing deposits in other banks	74,804	22,813	51,991	228%	87,111
Total cash and cash equivalents	94,857	43,940	50,917	116%	106,986
Securities available-for-sale, at fair value	517,375	285,077	232,298	81%	446,880
Loans, net of deferred fees and costs	1,146,086	1,054,374	91,712	9%	1,139,961
Allowance for loan and lease losses	(17,027)	(15,067)	(1,960)	(13%)	(16,910)
Net loans	1,129,059	1,039,307	89,752	9%	1,123,051

Premises and equipment, net	14,792	15,452	(660)	(4%)	14,999
Life insurance	24,320	23,824	496	2%	24,206
Deferred tax asset, net	5,929	3,149	2,780	88%	3,954
Goodwill	11,671	11,671	—	—%	11,671
Other intangible assets, net	3,852	4,618	(766)	(17%)	4,044
Other assets	27,247	28,842	(1,595)	(6%)	28,163
Total assets	$1,829,102	$1,455,880	$373,222	26%	$1,763,954

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$603,991	$419,315	$184,676	44%	$541,033
Demand - interest-bearing	290,687	231,276	59,411	26%	290,251
Money market	425,251	314,687	110,564	35%	425,121
Savings	160,834	133,552	27,282	20%	150,695
Certificates of deposit	133,630	143,557	(9,927)	(7%)	135,679
Total deposits	1,614,393	1,242,387	372,006	30%	1,542,779

Term debt:
Federal Home Loan Bank of San Francisco ("FHLB") borrowings	—	10,000	(10,000)	(100%)	5,000
Other borrowings	10,000	10,000	—	—%	10,000
Unamortized debt issuance costs	—	(31)	31	100%	—
Net term debt	10,000	19,969	(9,969)	(50%)	15,000

Junior subordinated debentures	10,310	10,310	—	—%	10,310
Other liabilities	17,259	17,556	(297)	(2%)	18,163
Total liabilities	1,651,962	1,290,222	361,740	28%	1,586,252

Shareholders' equity:
Common stock	59,215	59,067	148	—%	58,988
Retained earnings	115,142	100,644	14,498	14%	111,226
Accumulated other comprehensive income, net of tax	2,783	5,947	(3,164)	(53%)	7,488
Total shareholders' equity	177,140	165,658	11,482	7%	177,702
Total liabilities and shareholders' equity	$1,829,102	$1,455,880	$373,222	26%	$1,763,954
Total interest-earning assets	$1,734,314	$1,353,822	$380,492	28%	$1,663,321
Shares outstanding	16,876	16,796	80	—%	16,801
Book value per share (1)	$10.50	$9.86	$0.64	6%	$10.58
Tangible book value per share (1)	$9.58	$8.89	$0.69	8%	$9.64

(1)  Book value per share is computed by dividing total shareholders’ equity by shares outstanding. Tangible book value per share is computed by dividing total shareholders’ equity less goodwill and core deposit intangible, net by shares outstanding. Management believes that tangible book value per share is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

TABLE 17
UNAUDITED
INCOME STATEMENT
(dollars in thousands, except per share data)

	For The Three Months Ended
	March 31,		Change		December 31,
	2021	2020	$	%	2020
Interest income:
Interest and fees on loans	$13,215	$12,338	$877	7%	$13,532
Interest on taxable securities	1,485	1,582	(97)	(6%)	1,484
Interest on tax-exempt securities	511	271	240	89%	467
Interest on interest-bearing deposits in other banks	29	154	(125)	(81%)	36
Total interest income	15,240	14,345	895	6%	15,519
Interest expense:
Interest on demand deposits	58	100	(42)	(42%)	57
Interest on money market	195	403	(208)	(52%)	237
Interest on savings	48	118	(70)	(59%)	53
Interest on certificates of deposit	338	464	(126)	(27%)	390
Interest on other borrowings	137	184	(47)	(26%)	179
Interest on junior subordinated debentures	46	90	(44)	(49%)	47
Total interest expense	822	1,359	(537)	(40%)	963
Net interest income	14,418	12,986	1,432	11%	14,556
Provision for loan and lease losses	—	2,850	(2,850)	(100%)	—
Net interest income after provision for loan and lease losses	14,418	10,136	4,282	42%	14,556
Noninterest income:
Service charges on deposit accounts	148	169	(21)	(12%)	173
ATM and point of sale fees	318	268	50	19%	306
Payroll and benefit processing fees	169	170	(1)	(1%)	182
Life insurance	121	123	(2)	(2%)	125
Gain on investment securities, net	7	84	(77)	(92%)	—
FHLB dividends	93	130	(37)	(28%)	94
Legal settlement	221	—	221	100%	—
Other income (loss)	86	(52)	138	265%	136
Total noninterest income	1,163	892	271	30%	1,016

TABLE 17 - CONTINUED
UNAUDITED
INCOME STATEMENT
(dollars in thousands, except per share data)

	For The Three Months Ended
	March 31,		Change		December 31,
	2021	2020	$	%	2020
Noninterest expense:
Salaries and related benefits	5,639	5,887	(248)	(4%)	5,284
Premises and equipment	959	854	105	12%	966
FDIC insurance premium	110	36	74	206%	105
Data processing	548	531	17	3%	584
Professional services	301	334	(33)	(10%)	292
Telecommunications	170	171	(1)	(1%)	174
Other expenses	1,170	1,970	(800)	(41%)	1,129
Total noninterest expense	8,897	9,783	(886)	(9%)	8,534
Income before provision for income taxes	6,684	1,245	5,439	437%	7,038
Provision for income taxes	1,764	329	1,435	436%	1,966
Total provision for income taxes	1,764	329	1,435	436%	1,966
Net income	$4,920	$916	$4,004	437%	$5,072

Earnings per share - basic	$0.29	$0.05	$0.24	480%	$0.30
Weighted average shares - basic	16,706	17,695	(989)	(6%)	16,663
Earnings per share - diluted	$0.29	$0.05	$0.24	480%	$0.30
Weighted average shares - diluted	16,778	17,747	(969)	(5%)	16,731

TABLE 18
UNAUDITED CONDENSED CONSOLIDATED
QUARTERLY AVERAGE BALANCE SHEETS
(dollars in thousands)

	For The Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Earning assets:
Loans	$1,140,315	$1,172,705	$1,209,277	$1,180,915	$1,033,689
Taxable securities	358,291	304,242	228,045	211,195	237,405
Tax-exempt securities	82,355	73,207	68,766	58,540	34,869
Interest-bearing deposits in other banks	111,320	124,390	95,348	72,507	47,135
Total earning assets	1,692,281	1,674,544	1,601,436	1,523,157	1,353,098

Cash and due from banks	21,744	22,413	23,381	21,564	21,987
Premises and equipment, net	15,001	15,162	15,365	15,428	15,753
Life insurance	24,265	24,147	24,028	23,899	23,762
Deferred tax asset, net	4,287	2,738	2,501	3,016	4,259
Goodwill	11,671	11,671	11,671	11,671	11,671
Other intangible assets, net	3,934	4,126	4,318	4,508	4,701
Other assets	17,264	20,136	21,416	23,584	18,788
Total assets	$1,790,447	$1,774,937	$1,704,116	$1,626,827	$1,454,019

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$562,155	$552,601	$531,459	$497,636	$420,847
Demand - interest-bearing	295,388	283,213	279,744	261,907	233,375
Money market	425,113	430,014	387,995	365,368	307,587
Savings	154,199	151,223	146,074	138,500	135,504
Certificates of deposit	134,520	138,380	139,757	142,955	147,241
Total deposits	1,571,375	1,555,431	1,485,029	1,406,366	1,244,554

Federal Home Loan Bank of San Francisco ("FHLB") borrowings	3,889	7,120	10,000	16,044	220
Other borrowings	10,000	9,999	9,988	9,976	9,963
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	16,711	17,557	17,356	17,095	16,852
Total liabilities	1,612,285	1,600,417	1,532,683	1,459,791	1,281,899

Shareholders' equity	178,162	174,520	171,433	167,036	172,120
Liabilities & shareholders' equity	$1,790,447	$1,774,937	$1,704,116	$1,626,827	$1,454,019

TABLE 19
UNAUDITED CONDENSED CONSOLIDATED
YEAR TO DATE AVERAGE BALANCE SHEETS
(dollars in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	March 31,	March 31,	December 31,	December 31,	December 31,
	2021	2020	2020	2019	2018
Earning assets:
Loans	$1,140,315	$1,033,689	$1,149,375	$1,020,801	$915,360
Taxable securities	358,291	237,405	245,336	246,723	207,407
Tax-exempt securities	82,355	34,869	58,912	38,706	50,330
Interest-bearing deposits in other banks	111,320	47,135	84,982	54,095	47,038
Total earning assets	1,692,281	1,353,098	1,538,605	1,360,325	1,220,135

Cash and due from banks	21,744	21,987	22,339	22,806	20,468
Premises and equipment, net	15,001	15,753	15,426	15,598	13,952
Life insurance	24,265	23,762	23,960	23,371	22,148
Deferred tax asset, net	4,287	4,259	3,126	5,430	7,567
Goodwill	11,671	11,671	11,671	10,758	665
Other intangible assets, net	3,934	4,701	4,412	4,807	1,252
Other assets	17,264	18,788	20,980	15,017	2,654
Total assets	$1,790,447	$1,454,019	$1,640,519	$1,458,112	$1,288,841

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$562,155	$420,847	$500,862	$400,588	$332,197
Demand - interest-bearing	295,388	233,375	264,652	242,516	238,328
Money market	425,113	307,587	372,939	304,340	250,685
Savings	154,199	135,504	142,857	136,733	109,025
Certificates of deposit	134,520	147,241	142,067	160,550	168,183
Total deposits	1,571,375	1,244,554	1,423,377	1,244,727	1,098,418

Federal Home Loan Bank of San Francisco ("FHLB") borrowings	3,889	220	8,347	9,644	22,466
Other borrowings	10,000	9,963	9,981	10,895	15,143
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	16,711	16,852	17,217	17,894	12,286
Total liabilities	1,612,285	1,281,899	1,469,232	1,293,470	1,158,623

Shareholders' equity	178,162	172,120	171,287	164,642	130,218
Liabilities & shareholders' equity	$1,790,447	$1,454,019	$1,640,519	$1,458,112	$1,288,841

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California along the Interstate 5 corridor from Sacramento to Yreka and in the wine region north of San Francisco. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959